Exhibit 10.15

January 4, 2008

Paul J. Mooney

Re:	2008 Employment Agreement Terms & Conditions

Dear Paul:

Listed below are the terms of an employment agreement between Paul J. Mooney (“Executive”) and Esmark Incorporated, a Delaware corporation (the “Company”). Such terms have been approved by the Compensation Committee of the Board of Directors of Esmark Incorporated and will need to be executed in a definitive agreement. The terms set forth below include:

1) Executive agrees to remain employed through June 30, 2008.

2) Base Salary set at $340,000; subject to annual review and upward adjustment.

3) Signing Bonus of $200,000 to be paid within five (5) days of signing of a definitive agreement.

4) All restricted stock unit awards granted as of the date of the agreement shall continue to vest as scheduled, and to the extent not vested as of June 30, 2007 then those restricted stock units shall then vest; provided that Executive is employed as of the date of vesting. One third of any restricted stock units granted in 2008 shall vest on June 30, 2008.

5) Retention Bonus of $86,667 per month, payable at the end of each month through June, 2008 provided that such bonus would not be payable in any month and thereafter in the event that Executive is terminated for cause due to a conviction of (or plea of guilty or no contest to) a felony; or Executive voluntarily terminates his employment. In the event Executive is terminated by the Company other than as described above, then the Company shall pay the remaining monthly bonuses and vest the restricted stock units described in Item No. 4 on the date of termination.

6) In the event that the Company takes an action that reduces or eliminates the amount of any benefit to which Executive would be entitled under the SERP or the management pension plan prior to June 30, 2008, then the Company shall pay Executive a cash payment equal to the amount of such reduction.

7) Executive remains entitled to participate in long-term incentives and bonus plans of the Company, including restricted stock unit awards at comparable levels as similarly situated employees.

8) The definitive agreement shall contain similar terms and conditions as provided to other similarly situated executives of the Company, including change of control provisions.

9) Executive understands and agrees that the payment of the Signing Bonus and monthly Retention Bonuses are in lieu of any payments that would be given as a result of the Executive’s termination.

Acknowledged and agreed, intending to be legally bound hereby:

/s/ Paul J. Mooney	/s/ J. Gregory Pilewicz
Paul J. Mooney	J. Gregory Pilewicz
January 4 , 2008	January 4 , 2008

1134 MARKET STREET, WHEELING, WV 26003